PROCOPIO
12544 High Bluff Drive
Suite 400
San Diego, CA 92130
T. 858.720.6300
F. 619.235.0398

DEL MAR HEIGHTS
LAS VEGAS
PHOENIX
SAN DIEGO
SILICON VALLEY

EXHIBIT 5.1

March 31, 2022

CV Sciences, Inc.
10070 Barnes Canyon Road
San Diego, CA 92121

Re: Registration Statement on Form S-3 (No. 333-237772)

Ladies and Gentlemen:

We have acted as special counsel to CV Sciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 21, 2020, which was declared effective by the Commission on April 30, 2020 (No. 333-237772) (the “Registration Statement”), a base prospectus dated April 30, 2020 (the “Base Prospectus”), a prospectus supplement dated March 31, 2022 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), a Securities Purchase Agreement, dated March 30, 2022 (the “Purchase Agreement”), between the Company and the purchasers of the Shares and Warrants named therein, and an engagement agreement, dated February 15, 2022 (the “Engagement Agreement”), by and between you and H.C. Wainwright & Co., LLC (“Placement Agent”), whereby the Company agrees to offer and sell up to an aggregate of (i) 700 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), which Preferred Shares are convertible, at a conversion price of $0.07 per share, into up to an aggregate of 10,000,000 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of up to 10,000,000 shares of Common Stock at an initial exercise price for each Warrant Share of $0.10 (the “Warrant Shares” and, together with the Preferred Shares, Conversion Shares and Warrants, the “Securities”) directly to various investors (each, an “Investor” and collectively, the “Investors”) through the Placement Agent.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act in respect to the Preferred Shares, the Conversion Shares and the Warrant Shares, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Preferred Shares, Conversion Shares and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinions expressed below, we have assumed without verification (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies, and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder, and the securities or blue sky laws of the various states.

We are members of the Bar of the State of California. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of California and the Delaware General Corporation Law (the “DGCL”). The opinions expressed herein are limited to (i) applicable provisions of the DGCL and (ii) those Federal securities laws, rules, and regulations of the United States of America, in each case, which in our experience, without having made any special investigation as to the applicability of any specific law, rule, or regulation, are typically applicable to transactions of the nature contemplated in this letter. We express no opinion with respect to the laws of any other jurisdiction, any other laws of the State of Delaware, or the statutes, administrative decisions, rules, regulations and requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Various issues concerning the laws of the State of New York, including with respect to the sale and issuance of the Warrants, are addressed in the opinion of Carter Ledyard & Milburn LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.The Preferred Shares, which have been registered pursuant to the Registration Statement and are described in the Prospectus, are duly authorized and when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

2.The Warrant Shares, which have been registered pursuant to the Registration Statement and are described in the Prospectus, are duly authorized and when issued, sold and delivered upon exercise of the Warrants in accordance with the terms thereof and for the additional consideration specified therein, will be validly issued, fully paid and non-assessable.

3.The Conversion Shares, which have been registered pursuant to the Registration Statement and are described in the Prospectus, are duly authorized and when issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation of the Series A Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP